UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

PASITHEA THERAPEUTICS CORP.

(Name of Registrant as Specified In Its Charter)

CONCORD IP2 LTD.

ELDERHILL CORPORATION

LEONITE CAPITAL LLC

LEONITE FUND I, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

CAMAC FUND, LP

DAVID DELANEY

AVI GELLER

ERIC SHAHINIAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Investor Group Comments on Pasithea Therapeutics’ Seemingly Defensive and Ill-Timed Acquisition of AlloMek Therapeutics

Condemns the Current Board’s Decision to Disregard Stockholder Feedback and Proceed with a Second Highly Dilutive Acquisition Within the Last Six Months

Urges the Board to Act on Stockholder Feedback and Schedule the Special Meeting Without Further Delay

NEW YORK & TORONTO, October 13, 2022 - Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”), who are collectively the largest stockholder of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today issued the below statement regarding the Company’s recently announced dilutive acquisition of AlloMek Therapeutics, LLC (“AlloMek”). As a reminder, the Investor Group has successfully requisitioned Pasithea’s Board of Directors (the “Board”) to call a Special Meeting of Stockholders (the “Special Meeting”).

“We are disgusted that less than two weeks after acknowledging stockholders’ request to call a Special Meeting that is intended to decide the fate of the current Board, Pasithea’s incumbent directors decided to proceed with a second highly dilutive acquisition within the last six months. In our view, the Company’s stockholders should consider this a clear sign that investor feedback is being dismissed and urgent change is needed in the boardroom. Once the Special Meeting is held and stockholders’ voices are finally heard, we intend to commence extensive due diligence on Pasithea’s recent acquisitions, including the related-party transaction of Alpha-5 announced in June. We do not believe that these serially dilutive acquisitions have been pursued to advance stockholders’ best interests. Indeed, Pasithea’s public statements have done nothing to convince us otherwise. Between now and the Special Meeting, we urge our fellow stockholders to remind the Board members of their fiduciary duties and reinforce all of their concerns pertaining to these seemingly defensive and ill-timed deals.

We intend to pursue all avenues available to us to investigate the actions of the Board. A robust investigation focused on the nature of how these transactions came about and their true purpose is clearly required.

We further note that at the Company’s last annual meeting, fewer than 6 million shares were voted “For” each of the incumbent directors. By contrast, we received support for the call of a Special Meeting from over 6.5 million shares. This is clear evidence of investor dissatisfaction with the Board.

We call on the Board to move expeditiously to schedule the Special Meeting, as required by the Company’s corporate documents. The Board should not use any improper or questionable tactics to delay the Special Meeting further. We remain firm in our position that removing all sitting directors will best position Pasithea to enhance its corporate governance and Board composition, ultimately leading to improved capital allocation and enhanced value for all stockholders.”

Additional Information and Where to Find It

On September 23, 2022, the Investor Group filed a preliminary proxy statement in connection with the Special Meeting. Prior to the Special Meeting, the Investor Group intends to furnish a definitive proxy statement, together with a WHITE proxy card, to Pasithea’s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the Investor Group’s solicitation of proxies from Pasithea’s stockholders is available in the Investor Group’s preliminary proxy statement.

Stockholders may obtain, free of charge, the Investor Group’s preliminary proxy statement, any amendments or supplements thereto, and other relevant documents filed by the Investor Group with the Securities and Exchange Commission (the “SEC”) at the SEC’s website (http://www.sec.gov). Copies of the Investor Group’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Investor Group with the SEC will be available, free of charge, at the SEC’s website (http://www.sec.gov) or by contacting the Investor Group’s proxy solicitor, InvestorCom LLC, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

Contacts

For Investors:

Concord Investment Partners Ltd.

David Delaney, 416-951-9214

ddelaney@concordinvestmentpartners.com

InvestorCom LLC

John Grau, 203-972-9300

info@investor-com.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Aaron Rabinovich, 646-386-0091

ckiaie@longacresquare.com / arabinovich@longacresquare.com